Exhibit 99.1


NEWS BULLETIN

FROM:

CAL AMP


FOR IMMEDIATE RELEASE

                          CALAMP APPOINTS RICHARD GOLD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

OXNARD, Calif., March 4, 2008 - CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services, and solutions, announced today that Richard Gold has been appointed President and Chief Executive Officer of CalAmp, effective immediately. He replaces Fred Sturm, who has resigned from his positions as President and Chief Executive Officer of the Company and as a member of the Company's Board of Directors.

Mr. Gold has served as a director of CalAmp since 2000 and as Chairman of the Board since 2004. Concurrent with his appointment as President and CEO he has resigned as the Board's Chairman but will continue to serve as a director. Frank Perna, a director of CalAmp since 2000, has been elected to replace Mr. Gold as the Chairman of the Board. Mr. Gold has also stepped down as a member of the Board's Audit Committee and as Chairman and member of the Governance and Nominating Committee, and has been replaced in those positions by current director Thomas Pardun.

"We are excited that Rick has agreed to take on this increased role with CalAmp and to lead the CalAmp team," said Mr. Perna. "Rick has a proven track record as a leader in our industry. With his extensive experience in wireless communications, the Board believes that Rick is uniquely qualified to help CalAmp regain its momentum and move the Company forward."

Mr. Perna continued, "The Board of Directors expresses its gratitude to Fred Sturm for his many contributions over the course of his 10 years of dedicated service to the Company. During this time, CalAmp experienced rapid growth and became a leading supplier to the satellite television market. We wish him the best in his future professional endeavors."

Commenting on his new role with the Company, Mr. Gold stated, "I look forward to continuing CalAmp's drive as a leader in our industry and expanding and building on our strong brand. During my tenure serving on the Company's Board of Directors, I have been extremely impressed with the talent and dedication of CalAmp's world-class employees. I am convinced that we have an excellent team in place that is poised to deliver strong financial performance and enhanced shareholder value in the coming years."

Mr. Gold, age 53, has over twenty-five years experience as an entrepreneur and executive in the wireless communications and semiconductor industries. From May 2004 to March 2008, Mr. Gold was a Managing Director of InnoCal Venture Capital. He served as President and Chief Executive Officer of Nova Crystals, Inc., a supplier of optical sensing equipment, from December 2002 until May 2004, and from June 2002 to July 2003 he was Chairman of Radia Communications, Inc., a supplier of wireless communications semiconductors. Prior to this, Mr. Gold was the Chief Executive Officer of Genoa Corp. and Pacific Monolithics, Inc., co-founder and VP/GM of Adams-Russell Semiconductor, and co-founder and VP Sales of International Microsystems. He began his career as an engineer with Hewlett-Packard. He received a BS in engineering physics from Cornell University, an MBA from Northeastern University and a PhD in electrical engineering from Stanford University.

About CalAmp Corp.

CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of DBS outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statements

Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements. Although CalAmp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. CalAmp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                        Lasse Glassen
Chief Financial Officer             General Information
(805) 987-9000                     (213) 486-6546
                                    lglassen@frbir.com